Board of Directors
China Architectural Engineering, Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to your disclosure of our audit report dated April 30, 2010 covering three years ended December 31, 2009, 2008, and 2007 for the consolidated statements of income, stockholders' equity, and cash flows and two years at December 31, 2009 and 2008 for the consolidated balance sheets included in the Form 10-K/A No. 3 of China Architectural Engineering, Inc.

For the purpose of the aforesaid Form 10-K/A No. 3, we also consent to the reference of our firm as "Experts" under the 'Experts' caption, which, in so far as applicable to our firm means accounting experts.

South San Francisco, California May 27, 2010	Samuel H. Wong & Co., LLP Certified Public Accountants